Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contacts:	Pamela Eisele	Investor Contacts:	Joe Romanelli
	(267) 305-3558 Steve Cragle (908) 423-3461		(908) 423-5185 Justin Holko (908) 423-5088

Merck Completes Sale of Consumer Care Business to Bayer AG for $14.2 Billion

Worldwide Collaboration to Market and Develop Portfolio of Soluble Guanylate Cyclase (sGC) Modulators Commences

WHITEHOUSE STATION, N.J., Oct. 01, 2014 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, said today it has completed the previously announced sale of the Merck Consumer Care (MCC) business to Bayer AG. Effective today, Bayer will acquire Merck’s existing over-the-counter business, including the global trademark and prescription rights for CLARITINTM and AFRINTM, for $14.2 billion or approximately $9 billion in after-tax proceeds, less customary closing adjustments as well as certain contingent amounts held back that will be payable upon the manufacturing site transfer in Canada and regulatory approvals in Mexico and Korea.
“The proceeds from this sale, combined with our strong operating cash flow, give us greater flexibility to invest in opportunities that augment the company’s pipeline and product portfolio, such as the purchase of Idenix to strengthen our hepatitis C portfolio, while at the same time continuing to return capital to shareholders,” said Kenneth C. Frazier, chairman and chief executive officer, Merck.
In conjunction with this transaction, Merck has also entered into the previously announced worldwide collaboration between the companies to develop and commercialize soluble guanylate cyclase (sGC) modulators. This collaboration, effective today, includes Bayer’s ADEMPASTM (riociguat), the first in a novel class of compounds and the only treatment approved for both pulmonary arterial hypertension (PAH) and chronic thromboembolic pulmonary hypertension (CTEPH), as well as the investigational compound vericiguat that is currently in Phase 2 development. The collaboration also includes opt-in rights for other early-

stage sGC compounds in development by both companies. Merck will be making an upfront payment of $1 billion in connection with the sGC collaboration.
As previously communicated, the two companies will equally share certain costs and net sales for all products and candidates included in the collaboration, with additional milestone payments due upon the achievement of agreed-upon sales goals. For ADEMPASTM, Bayer will continue to lead commercialization in the Americas, while Merck will transition to lead commercialization in the rest of the world. In order to preserve business continuity in markets outside of the Americas where ADEMPASTM is launching, Bayer will continue to provide commercialization support on behalf of Merck for a period of time. Working together, both companies will have the resources, capabilities and experience to realize the full potential of ADEMPASTM and the promising class of sGC modulation therapy.

About Merck
Today's Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement
This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.
Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment;

technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the exposure to litigation, including patent litigation, and/or regulatory actions.
Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the SEC available at the SEC’s Internet site (www.sec.gov).

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